(Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

                           Check the appropriate box:

                  [ ]  Preliminary Information Statement

                  [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                  [X]  Definitive Information Statement


                                  SCHEDULE 14C


                             INTERACTIVE GROUP, INC.
                [Name of Registrant as Specified in Its Charter)



               Payment of Filing Fee (Check the appropriate box:)

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

     (4)  Proposed  maximum  aggregate  value  of  transaction:

     (5)  Total  fee  paid:  N/A

[ ]  Fee  paid  previously  with  preliminary  materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount  Previously  Paid:

     (2)  Form,  Schedule  or  Registration  Statement  No.:

     (3)  Filing  Party:

     (4)  Date  Filed:

                             INTERACTIVE GROUP, INC.
                                 204 North Main
                               Humboldt, SD  57035
                                 (605) 363-5117

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on January 12, 2004

TO ALL STOCKHOLDERS OF INTERACTIVE GROUP, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of InterActive Group, Inc., a Delaware corporation (the "Company"), will be held at the Humboldt Community Center, 201 South Main, Humboldt, SD 57035, on January 12, 2004, at 2:00 p.m. local time. The purpose of the meeting is to consider and take action on the proposals summarized below:

     1.   To approve amendments to the Company's Certificate of Incorporation to
          (a) effect a 1-for-65 "reverse split" of the Company's outstanding Common Stock and a 1-for-6.5 conversion of the Company's outstanding Series A Preferred Stock into shares of its Common Stock, and (b) change the name of the Company to "Arrowhead Research Corporation"; and

     2. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The discussion of the proposals set forth above is intended only as a summary. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Information Statement.

     The close of business on December 11, 2003, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. The holders of at least a majority of all classes of the Company's outstanding voting securities have indicated that they will vote in favor of the proposed amendments to the Company's Certificate of Incorporation. Therefore, approval of the amendment to the Company's Certificate of Incorporation by the stockholders of the Company is assured, no additional votes in favor of the amendments are required, and none are being solicited.


                       YOU ARE NOT BEING ASKED FOR A PROXY
                    AND YOU ARE REQUESTED NOT TO SEND A PROXY


Dated:  December 22, 2003                    By Order of the Board of Directors:


                                             -----------------------,
                                             Secretary

                             INTERACTIVE GROUP, INC.
                                 204 North Main
                               Humboldt, SD  57035
                                 (605) 363-5117

                              INFORMATION STATEMENT

                         SPECIAL MEETING OF STOCKHOLDERS
                                January 12, 2004

     This Information Statement of InterActive Group, Inc., a Delaware corporation (the "Company"), is being furnished to the stockholders of the Company in connection with a Special Meeting of the Stockholders of the Company to be held at the offices of the Humboldt Community Center, 201 South Main, Humboldt, SD 57035, on January 12, 2004, at 2:00 p.m. local time (the "Meeting"). It is anticipated that this Information Statement will first be mailed to the Company's stockholders on or about December 22, 2003.

     At the Meeting, the Company's stockholders will consider and take action on the following Proposals:

     1. To approve amendments (the "Amendments") to the Company's Certificate of Incorporation to (a) effect a 1-for-65 "reverse split" of the Company's outstanding Common Stock and a 1-for-6.5 conversion of the Company's outstanding Series A Preferred Stock into shares of its Common Stock, and (b) change the name of the Company to "Arrowhead Research Corporation"; and

     2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Delaware law requires that the Amendments be approved by the holders of shares of the Company's Common Stock and by the holders of the Company's Series A Preferred Stock entitled to cast at least a majority of the votes entitled to be cast at the Meeting, voting together, and by the holders of at least a majority of the Company's Series A Preferred Stock, voting separately as a class. The close of business on December 11, 2003, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof (the "Record Date").

     All of the directors and officers of the Company, who together possess, directly or through one or more affiliates, the power to vote at least a majority of all classes of the issued and outstanding voting securities of the Company as of the Record Date, have indicated that they will vote, or cause to be voted, all of the securities over which they have voting control in favor of the approval of the Amendments. Therefore, approval of the Amendments by the stockholders of the Company is assured, no additional votes in favor of approval of the Amendments are required, and none are being solicited.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

          The date of this Information Statement is December 22, 2003.

                        VOTING SECURITIES AND RECORD DATE

     Stockholders of record at the close of business on December 11, 2003 (the "Record Date") are entitled to vote on each matter to be voted upon by the stockholders of the Company at the Meeting. As of the Record Date, 5,276,039 shares of the Company's Common Stock, and 2,000,000 shares of the Company's Series A Preferred Stock were issued and outstanding.

     Each share of the Company's Common Stock is entitled to cast one vote on each matter to be presented to the stockholders of the Company for their approval at the Meeting. The holder of the Company's Series A Preferred Stock is entitled to cast 10 votes on each matter presented to the stockholders of the Company for their approval for each share of the Company's Series A Preferred Stock owned of record on the Record Date. The holder of the Company's Series A Preferred Stock, is entitled under Delaware law to vote separately as a class on the proposal to approve the Amendments.

     Approval of the Amendments will require the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the Company's Common Stock and Series A Preferred Stock, voting together, and by the holder of at least a majority of the Company's Series A Preferred Stock voting separately as a class.

     All of the directors and officers of the Company, who together possess, directly or through one or more affiliates, the power to cast approximately 83% of the votes to be cast by the holders of the Company's Common Stock and Series A Preferred Stock, and 100% of the votes to be cast by the holders of the Series A Preferred Stock, have indicated that they will vote, or cause to be voted, all of the securities over which they have voting control in favor of the approval of the Amendment. Accordingly, approval of the Amendment is assured. Since no additional votes will be required for approval of the Amendment, none will be solicited by the Company or its Board of Directors.


                    BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the Company's Common Stock and Series A Preferred Stock by (i) each person or group known by the Company to be the beneficial owner of shares of the Company's Common Stock and/or Series A Preferred Stock entitled to cast more than 5% of the total number of votes entitled to be cast on all matters presented to the Company's stockholders for their approval, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, each person listed below has sole voting and investment power with respect to the shares beneficially owned by such person, subject to applicable community property laws, and the address of each such person is care of the Company, 204 North Main, Humboldt, South Dakota 57035.

                        Shares  Owned  Beneficially  (1)
                        --------------------------------
                             Common and Preferred (2) Preferred (2)
                             -----------------------  -------------
                               Number    % of Total    Number    % of Total
                             ----------  -----------  ---------  ----------
William J. Hanson (3)        21,986,143        83.7   2,000,000         100
J. Randolph Sanders (4)      21,916,442        83.4   2,000,000         100
Richard Love (5)             21,907,056        83.4   2,000,000         100
Robert Stahl/CSS Ltd (6)        111,812           *           0           0
Paul Schock                       3,334           *           0           0
Old TPR, Inc. (7)             2,030,157         7.7           0           0
TPR Group, Inc. (8)          22,030,157        83.8   2,000,000         100

All directors and officers   22,127,189        84.2%  2,000,000         100
(four individuals) (3)(6)

____________________
* Less than one percent.

____________________

     (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, based on information furnished by each person listed. Beneficial ownership includes shares that each named shareholder has the right to acquire within sixty days of the Record Date. In calculating percentage ownership of shares entitled to vote, all shares which a named shareholder has the right to so acquire are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Listed persons may disclaim beneficial ownership of certain shares.

     (2) The holder of the Company's Series A Preferred Stock is entitled to cast ten votes for each share of Series A Preferred Stock owned of record as of the Record Date on each matter to be presented to the shareholders of the Company for their approval at the Meeting, voting together with the holders of the Company's Common Stock.

     (3) Includes 78,401 shares of Common Stock owned of record by Mr. Hanson and 18,000 shares of Common Stock issuable to Mr. Hanson upon exercise of outstanding stock options, 889,742 shares of Common Stock owned of record by Old TPR, Inc., a California corporation of which Mr. Hanson is a director, executive officer and principal shareholder, and 1,000,000 shares of Common Stock issuable upon exercise of stock purchase warrants held of record by Old TPR, Inc. Also includes the 2,000,000 shares of the Company's Series A Preferred Stock owned of record by TPR Group, Inc., a Delaware corporation of which Mr. Hanson is a director, executive officer and principal stockholder, which entitle TPR Group, Inc. to cast 20,000,000 votes on all matters to be presented to the stockholders of the Company for their approval. Does not include the 26,700 shares of Common Stock owned of record by Messrs. Sanders (see note 4 below), nor 17,314 shares of Common Stock owned by Richard Love (see note 5 below) the beneficial ownership of which is disclaimed by Mr. Hanson.

     (4) Includes 26,700 shares of Common Stock owned of record by Mr. Sanders, 889,742 shares of Common Stock owned of record by Old TPR, Inc., a California corporation of which Mr. Sanders is a director, executive officer and principal shareholder, and 1,000,000 shares of Common Stock issuable upon exercise of stock purchase warrants held of record by Old TPR, Inc. Also includes 2,000,000 shares of the Company's Series A Preferred Stock owned of record by TPR Group, Inc., a Delaware corporation of which Mr. Sanders is a director, executive officer and principal stockholder, which entitle TPR Group, Inc. to cast 20,000,000 votes on all matters to be presented to the stockholders of the Company for their approval. Does not include a total of 96,401 shares of Common Stock owned of record by Mr. Hanson or issuable to him upon exercise of stock options (see note 3 above), nor 17,314 shares of Common Stock owned by Richard Love (see note 5 below), the beneficial ownership of which is disclaimed by Mr. Sanders.


                                        4

     (5) Includes 17,314 shares of Common Stock owned of record by Mr. Love, 889,742 shares of Common Stock owned of record by Old TPR, Inc., a California corporation of which Mr. Love is a director, executive officer and principal shareholder, and 1,000,000 shares of Common Stock issuable upon exercise of stock purchase warrants held of record by Old TPR, Inc. Also includes 2,000,000 shares of the Company's Series A Preferred Stock owned of record by TPR Group, Inc., a Delaware corporation of which Mr. Love is a director, executive officer and principal stockholder, which entitle TPR Group, Inc. to cast 20,000,000 votes on all matters to be presented to the stockholders of the Company for their approval. Does not include a total of 96,401 shares of Common Stock owned of record by Mr. Hanson or issuable to him upon exercise of stock options (see note 3 above), nor 26,700 shares of Common Stock owned by Mr. Sanders (see note 4 above), the beneficial ownership of which is disclaimed by Mr. Love.

     (6) Includes 10,000 shares of Common Stock issuable upon exercise of options pursuant to the Company's 1992 Stock Option Plan.

     (7) Includes 889,742 shares of Common Stock owned of record by Old TPR, Inc., and 1,000,000 shares of Common Stock issuable upon exercise of stock purchase warrants held by Old TPR, Inc. Also includes a total of 140,415 shares of Common Stock owned of record, or issuable upon exercise of stock options held by, Messrs. Hanson, Sanders and Love, who may be deemed to be "affiliates" of Old TPR, Inc. Does not include any shares owned of record by TPR Group, Inc.

     (8) Includes 2,000,000 shares of the Company's Series A Preferred Stock owned of record by TPR Group, Inc., which entitle TPR Group, Inc. to cast 20,000,000votes on all matters to be presented to the shareholders of the Company for their approval. Also includes the total of 2,030,157 shares of Common Stock beneficially owned by Old TPR, Inc., which is under common control with TPR Group, Inc.


          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION

                                     GENERAL

     The Company's Board of Directors has unanimously approved and, for the reasons described below, has recommended that the stock holders of the Company approve amendments to the Company's Certificate of Incorporation (the "Amendments") to (1) effect a 1-for-65 "reverse split" of the Company's outstanding Common Stock and a 1-for-6.5 conversion of the Company's outstanding Series A Preferred Stock into shares of its Common Stock, and (2) change the name of the Company to "Arrowhead Research Corporation".

     The Amendments would be accomplished by filing the Certificate of Amendment of Certificate of Incorporation of InterActive Group, Inc. attached hereto as Exhibit A with the Secretary of State of the State of Delaware following the Meeting, at such time, if any, as the closing occurs under the Exchange Agreement (described under "Reasons for the Amendments" below). As a consequence of the Amendments, each sixty-five previously outstanding shares of the Company's Common Stock will be automatically combined and converted into one share of the Company's Common Stock, and each six and one-half (6.5) shares of the Company's Series A Preferred Stock will be converted automatically into one share of the Company's Common StockIn addition, the Company's name will be changed from "InterActive Group, Inc." to Arrowhead Research Corporation".

     The Certificate of Amendment of Certificate of Incorporation providing for the Amendments will not be filed with the Delaware Secretary of State unless and until the transactions contemplated by the Exchange Agreement are consummated. Accordingly, the

Amendments will not become effective, even though they have been approved by the Board of Directors and stockholders of the Company, unless the closing has occurred under the Exchange Agreement.

     Assuming that the Amendments become effective, each certificate that previously represented shares of the Company's Common Stock or Series A Preferred Stock will be deemed for all purposes to evidence the right to receive the shares of Common Stock of the Company, then named "Arrowhead Research Corporation, into which those shares of the Company's Common Stock and Series A Preferred Stock have been converted.

     IT WILL, HOWEVER, NOT BE NECESSARY FOR SHAREHOLDERS OF THE COMPANY TO HAVE THEIR STOCK CERTIFICATES EXCHANGED FOR NEW STOCK CERTIFICATES.

                            REASON FOR THE AMENDMENTS

     On December 10, 2003, the Company entered into a Stock Purchase and Exchange Agreement (the "Exchange Agreement") with Arrowhead Research
Corporation,  a  California  corporation  ("Arrowhead").     For  additional
information  regarding  Arrowhead, see "Information Regarding Arrowhead", below.

     Among other things, the Exchange Agreement provides for the issuance of a large block of the Company's authorized but unissued shares of Common Stock in exchange for all of the issued and outstanding common stock of Arrowhead. As a consequence, Arrowhead would become a wholly-owned subsidiary of the Company, with the former shareholders of Arrowhead owning approximately 88.9% and the current stockholders of the Company retaining approximately 11.1% of the total number of shares of the Company's Common Stock then outstanding. This allocation of the percentage ownership of each respective group was arrived at through extensive negotiations, starting from a 90% to 10% allocation originally proposed by Arrowhead. For additional information regarding the Exchange Agreement, see "Description of the Exchange Agreement", below.

     As conditions to the consummation of the transactions contemplated by the Exchange Agreement, the Company is required to effect a 1-for-65 "reverse split" of its outstanding Common Stock, a 1-for-6.5 conversion of its outstanding Series A Preferred Stock into Common Stock, and a change in the Company's name to "Arrowhead Research Corporation." The principal terms and conditions of the Exchange Agreement are described in more detail under the heading, "The Exchange Agreement", below.

     As a result of the Amendment, immediately following the "reverse split" the holders of the 5,276,039 shares of the Company's Common Stock currently will own, as a group, an aggregate of 81,610 shares of Common Stock (81,170 whole shares resulting from the reverse split plus 440 shares to account for the conversion of fractional shares ). Additionally, as a result of the conversion of the Series A Preferred Stock into shares of Common Stock, the holder of the outstanding Series A Preferred Stock will own 307,693 shares of the Company's Common Stock.

     During the course of the negotiations leading to the execution of the Exchange Agreement, management of both companies felt that the total number of shares of Common Stock to be outstanding immediately following consummation of the transactions contemplated thereby should not be overly large. Among other considerations that entered into these deliberations was the belief that the Company's Common Stock would be consigned to "penny stock" status if too many shares were issued and outstanding.

     After considering various alternatives, it was agreed that, for purposes of the Exchange Agreement, one share of the Company's Common Stock would be issued in exchange for each outstanding share of Arrowhead's common stock. This exchange rate would result in the issuance of an aggregate of 5,655,000 shares of the Company's Common Stock to the former shareholders of Arrowhead.

     Having agreed that the 5,655,000 shares issuable to the former shareholders of Arrowhead should represent approximately 88.9% of the total number of shares of the Company's Common Stock to be outstanding immediately following the transactions contemplated by the Exchange Agreement, the total number of shares to be owned by the current stockholders of the Company was established to be 705,635 shares, or approximately 11.1% of the total of 6,360,635 shares of Common Stock then to be outstanding.

     As additional conditions to the consummation of the transactions contemplated by the Exchange Agreement, the Company is obligated to reduce its debts by the closing to not more than $150,000, and to acquire certain intellectual property from San Diego Magnetics, Inc. In order to satisfy these conditions, management of the Company determined that an aggregate of 316,332 shares of the Company's Common Stock should be allocated for use in connection with debt conversion and the acquisition of the SDM intellectual property. See "The Exchange Agreement", below.

     With 316,332 shares reserved for use as described above, it was determined that 389,249 shares of Common Stock could be outstanding on account of the currently issued and outstanding Common Stock and Series A Preferred Stock, bringing the total to 705,635 shares of Common Stock to be outstanding immediately prior to consummation of the transactions contemplated by the Exchange Agreement. This determination led a calculation of the respective rates at which the 5,276,039 currently outstanding Common Stock would be combined in the "reverse split" and the 2,000,000 shares of Series A Preferred Stock would be converted into shares of Common Stock.

     Although consummation of the transactions contemplated by the Exchange Agreement will result in a change in the control of the Company, the Company's Board of Directors has determined such transactions to be in the best interests of the Company and its stockholders. Accordingly, the Exchange Agreement has been adopted and approved by the Company's Board of Directors. Approval of the Exchange Agreement, and therefore of the transactions contemplated thereby, by the stockholders of the Company is not required by Delaware law or the Certificate of Incorporation or Bylaws of the Company.

     However, the approval of the Amendments by the stockholders of the Company is required by Delaware law, and consummation of the transactions contemplated by the Exchange Agreement is conditioned upon the Amendments having become effective. Since the directors and officers of the Company, who together possess, directly or through one or more affiliates, the power to cast approximately 83% of the votes to be cast by the holders of the Company's Common Stock and Series A Preferred Stock, and 100% of the votes to be cast by the holders of the Series A Preferred Stock, have indicated that they will vote, or cause to be voted, all of the securities over which they have voting control in favor of the approval of the Amendment, approval of the Amendment is assured.

     Following the consummation of the transactions contemplated by the Exchange Agreement, the former shareholders of Arrowhead will have the ability to control the business and affairs of the Company, and the Company will pursue the plan of operations that has been adopted by Arrowhead. For these reasons, the Exchange Agreement provides that, as a condition to closing thereunder, the corporate name of the Company be changed from "InterActive Group, Inc". to "Arrowhead Research Corporation."


                      BACKGROUND OF THE EXCHANGE AGREEMENT

     The Company was incorporated in October 1989 under the laws of the State of South Dakota, under the name "Kappenman Enterprises", and subsequently changed its name to "InterActive Inc." From its organization until July 1991, the Company was primarily involved in market research and in research and development of multimedia hardware and software products. The Company introduced its first software product in July 1991, and its first SoundXchange business audio hardware product in November 1992. On July 16, 1993, the Company completed its initial public offering, selling 1,000,000 Units, each consisting of one share of Common Stock and one redeemable Common Stock purchase warrant, at the price of $4.50 per Unit, raising gross proceeds of $4,500,000.

     The Company's principal hardware product was the SoundXchange, which was designed to be marketed to large and small businesses that have existing local and wide area networks of personal computers, and businesses that plan to connect existing personal computers into such a network. The SoundXchange used a telephone hand-set/speakerphone attachment to permit users to record and play voice messages on a personal computer, to communicate over the internet or, when used as a kiosk application, to communicate with a remote location. Since the SoundXchange incorporated a microphone and amplified speaker, along with a hand-set, users would be able to communicate or record or play back messages in a "hands-free" mode, or, if privacy is desired, by speaking or listening directly through the hand-set.

     In 1995, after sustaining operating losses for several years, and without additional sources of funding, the Company substantially reduced its operations and, except for sporadic sales of SoundXchange products out of existing inventories, subsequently has not conducted any significant business activities.

     The Company also manufactured and marketed regionally a line of IBM compatible personal computers under the brand name "Powerhouse Computers" that was acquired in 1993. These operations also were discontinued during fiscal 1995 because of the Company's lack of financing, the relatively unattractive profit margins, and the ongoing losses associated with the manufacture and marketing of the product line.

     In 1997, in an effort to generate additional sales of its inventory of existing products, the Company began modifying certain SoundXchange products in its inventory for use in kiosks for banks and security systems to exchange audio messages over the Internet. When this effort did not produce the desired results, management of the Company began to evaluate alternative plans for future operations.

     Among other things, Management sought to identify additional products and/or services that could be developed and successfully introduced in the multimedia markets and through varying methods of internet sales. During this time frame, the Company also attempted to develop an internet consulting business, with the assistance of its principal stockholder, TPR Group, Inc., a privately-owned, technology product research, development and consulting company located in Carlsbad, California.

     In December 1998, the Company initiated an "Offer to Creditors", pursuant to which the Company proposed to issue stock to settle accrued expenses, accounts payable, notes payable and long-term debt. As a result, shares of the Company's common stock and series B preferred stock were issued in 1999 in exchange for and settlement of approximately $1,570,000 of the Company's previously outstanding debt. Of these shares, TPR Group, Inc. (together with certain of its affiliates) received 296,298 shares of the Company's common stock in exchange for $296,298 of unsecured debt. TPR Group also agreed to pay up to $50,000 in cash on behalf of the Company for certain operating and other expenses of the Company, and forgave $213,500 of secured debt and $75,940 of related accrued interest in exchange for 2,000,000 shares of the Company's series B preferred stock. As a consequence, TPR obtained the right to cast approximately 84% of all votes to be cast on any and all matters to be presented for the approval of the stockholders of the Company.

     During fiscal 2001, the Company changed its state of incorporation from South Dakota to Delaware by merging into a newly formed and wholly-owned Delaware subsidiary. As a result of this reincorporation, the Company's name changed from "InterActive Inc." to "InterActive Group, Inc.", with all of the common stock converted on a one-for-one basis into shares of the common stock of InterActive Group, Inc. In addition, each share of the Company's then outstanding series A preferred stock was converted into one share of the common stock of InterActive Group, Inc., and all outstanding options and warrants were likewise converted into options or warrants, as the case may be, to purchase the same number of shares of the common stock of InterActive Group, Inc., at the same price per share and on the same terms and conditions. The Company's outstanding Series B Preferred Stock was converted into an equal number of shares of the Series A Preferred Stock of InterActive Group, Inc. having the same rights, preferences, privileges and restrictions as the Company's previously outstanding series B preferred stock had.

     In 2002, with the assistance of TPR Group, Inc., the Company created a Carlsbad Security Products Division to develop, market and sell networked monitoring and security systems that would incorporate third party security components, such as digital video recorders and video cameras, with the Company's SoundXchange products and proprietary software. At that time, the Company entered into agreements with three independent sales consultants, under which options for 3,800,000 shares of the Company's common stock were issued for their support in implementing the Carlsbad Security Products sales plan. These options were to vest only upon the achievement of certain gross margin targets. As of September 30, 2003, none of the options had vested, and options for 1,800,000 of the shares had been forfeited.

     In connection with the establishment of the Carlsbad Security Products Division, the Company obtained a loan for $100,000 from Bluestem Capital Partners III Limited, for the purposes of developing the intended products and a business plan for marketing and selling the products, as well as for general and administrative purposes. As of September 30, 2003, the Company had not sold any networked security products, and had spent substantially all of the proceeds of this loan.

     As of September 30, 2003, the Company's management had concluded that efforts to develop the securities products business were not likely to prove successful in the absence of the availability of significant sources of financing, if at all. In October 2003, representatives of Arrowhead Research contacted the Company to inquire about some form of business combination between the Company and Arrowhead Research. Subsequent discussions led to the execution of a letter of intent on December 4, 2003, and of a definitive stock issuance and exchange agreement on December 10, 2003.

     Currently, the Company is not involved in the production of any products or providing services on a significant level. The Company has several judgments against it and more have been threatened as a result of its inability to pay its obligations to its unsecured creditors. The Company has no direct employees. It utilizes an employee of TPR Group to help with administrative matters. The Company also has an agreement with an outside sales representative who receives commissions on sales and is engaged in administration.

     After devoting more than ten years in various attempts to develop a profitable, ongoing business, and without realistic sources of additional financing in sight, management of the Company was receptive when approached by representatives of Arrowhead concerning a possible business combination on some basis.

     From the perspective of the Company, management believes that the plan of operations adopted by Arrowhead, together with its ability to raise the capital needed to implement the plan as demonstrated by the success of its initial private placement, presents a unique opportunity for the stockholders of the Company to realize substantial value from their equity position in the combined companies. Arrowhead, on the other hand, believes that its ability to raise the additional capital required to finance its plan of operations on the scale currently contemplated would be significantly enhanced were it able to sell securities of a publicly reporting company. Consequently, the representatives of each party determined that the transactions contemplated by the Exchange Agreement were in the best interests of their respective companies and shareholders.

                         INFORMATION REGARDING ARROWHEAD

     Arrowhead Research Corporation ("Arrowhead") was incorporated under the laws of the State of California on May 7, 2003, with the objective of raising significant equity capital that could be used to make investments in, or acquisitions of, publicly or privately owned businesses. The principal executive offices of Arrowhead are located at 150 S. Las Robles, Suite 480, Pasadena, California 91101, and its telephone number is (626) 688-6402.

     In connection with its organization, 3,000,000 shares of common stock, and warrants to purchase an additional 3,000,000 shares of common stock at the price of $1.50 per share were issued to the founders of Arrowhead. In October 2003, Arrowhead completed a private placement in which it issued and sold, for an aggregate purchase price of $2,645,000, Units each consisting of one share of common stock and a warrant to purchase an additional share of common stock for the price of $1.50. As of the date hereof, a total of 5,655,000 shares of common stock, and warrants to purchase a total of 5,645,000 shares of common stock, at $1.50 per share, are currently outstanding

     Since its incorporation in May 2003, the business and activities of Arrowhead have been limited to organizational matters, preparation and completion of the private placement, and the development of a plan of proposed operations. Initially, management had not identified any particular business or industry in which a candidate for an investment or acquisition must be involved, and had not conducted any discussions, or entered into any letter of intent, agreement in principle or other agreement, with any target company. However, it was anticipated that, generally, candidates would appear to have the potential, if adequately financed, for rapid growth in sales and profitability, or possess other attributes that management believed would offer the prospect for substantial returns to Arrowhead and an increase in the value of its investment.

     In July 2003, the management of Arrowhead initiated contact with the California Institute of Technology ("Caltech") in nearby Pasadena, as part of its effort to identify emerging technologies and markets that might present Arrowhead with the opportunity to capitalize on its plan of operations. As a result of extensive discussions with various representatives of Caltech and members of its faculty, and consideration of current trends in the financial communities and markets for technology based stocks, management selected the "nano-technology" field as Arrowhead Research's initial area of focus. Fortune Magazine defines nano-technology as "the science of building machines and materials at the molecular level, where key components are measured in nanometers, on-billionth of a meter." Prospective applications range from supercomputers small enough to fit in one's hand, to such consumer items as sunscreens and longer-lasting tennis balls. The National Science Foundation has predicted that the total market for nano-technology products and services will approach $1,000,000,000,000 by the year 2015.

     To date, Arrowhead has entered into arrangements with the Caltech, and two individual professors on the faculty of Caltech, with respect to the financing of research projects in various aspects of nano-technology development. In consideration of the financing to be provided,

Arrowhead has obtained the exclusive right and license to commercially exploit any technology developed as a result of the research, along with any patents that are awarded to Caltech and the researchers.

     The first research project which Arrowhead is funding is under the direction of C. Patrick Collier, PhD. Dr. Collier has described the project as one that "includes the binding of nano scale synthetic chemical reactions circuits as a means for controlling complex biochemical reactions dynamics, in analogy to how digital or analog circuits have provided convenient means for controlling complex electrical or mechanical systems." Arrowhead has agreed to provide $810,000 over a 5-year period, at the rate of $162,000 per year, which Dr. Collier and his team will use to finance direct costs, such as salaries and benefits for two post-doctoral researchers, purchase items such as chemical reagents, optical supplies, and other materials used in connection with the research program, and domestic travel to attend conferences of professional organizations whose members are involved in comparable research projects. All other costs, including the salary and benefits of Dr. Collier, and the use of Caltech facilities, will be borne by Caltech.

     The second research project that Arrowhead has agreed to finance is headed by Marc Bockrath, PhD. His applied physics group at Caltech is working on the application of nano scale optoelectric components to chemical and biological sensors and electronic circuits. The 5-year financing agreement between Arrowhead and Dr. Bockrath also specifies annual contributions of approximately $162,000, for a total of $810,000, to be spent on a comparable basis except that this group will use $5,000 of the funds to purchase a computer and specialized software to perform transport measurements in connection with the project.

     Arrowhead is also engaged in negotiations with CalTech and members of its faculty pertaining additional research agreements.

     In the case of each project financed by Arrowhead, the respective head of the research team will be required to provide a technical report to Arrowhead research at each anniversary date of the project, to include details of scientific progress an results, highlighting those results that may be of possible commercial interest to Arrowhead. In addition, the statement of work to be performed under each financing agreement will be updated on an annual basis, to reflect any changes in research goals that the parties may agree upon and/or to identify new opportunities that the parties mutually agree to pursue. Arrowhead will also be provided with reprints of any publications in scientific journals resulting from the work that has been financed by Arrowhead.

     The ultimate goal of Arrowhead in providing financing for research projects such as those described above is to obtain the rights to patentable and other intellectual property that can be used for commercial purposes. Should one or more of the projects financed by Arrowhead result in the discovery of a technology having commercial application, it is anticipated that Arrowhead would either start a new company, as a majority-owned subsidiary, to pursue the commercial opportunity, or license one or more third parties to use the technology for commercial purposes, in exchange for the payment of royalties to Arrowhead.

     As is the case with any research project, there can be no assurance that a commercially viable technology will be developed as a result of any one or more of the projects that Arrowhead Research has agreed to finance to date or may finance in the future. This is particularly true in the case of the projects that Arrowhead will typically finance, since most of these projects are in the very early stage of research, well before that have generated sufficient results to attract the interest of traditional venture capital firms that focus in the high tech arena. Consequently, it is anticipated that Arrowhead will enter into comparable arrangements with a number of researchers in the nano-technology field, both at Caltech and at other universities. In addition, Arrowhead may seek to identify and finance the research and development activities of other entrepreneurs who are working in the nano-technology arena but outside of a university setting.

     In addition to financing the research activities of members of the Caltech faculty, Arrowhead Research has also entered into another agreement with Caltech pursuant to which Arrowhead Research has obtained the right to monitor and enforce a large portfolio of patents that have previously been issued to Caltech in various areas, including nano-technology. Pursuant to this agreement, Arrowhead Research has the right to retain 50% of any and all amounts that may be recovered by Arrowhead Research from third parties who may be infringing upon one or more of the patents in the portfolio

     Given its strategy of financing new, as yet unproved technology research, it should be expected that Arrowhead Research would not realize significant revenue in the foreseeable future, if at all. For this reason, it is anticipated that Arrowhead will generate the funds needed to finance a growing number of research projects through future sales of securities, rather than out of profits generated internally. There can, however, be no assurance that Arrowhead will be successful in the future in raising the level of additional capital sought, or on terms currently contemplated, if at all.

     Although the risks taken by Arrowhead in financing leading edge technology research may be considered to be great, management of Arrowhead believes that the rewards to Arrowhead and its stockholder also have the potential to be great. That is, it is anticipated that the early-stage investments to be made by Arrowhead should enable Arrowhead to obtain the right, at a relatively low cost per research project, to exploit one or more technologies that could have commercial potential well beyond that of a company that is financed by a traditional venture capitalist.

     The executive officers and directors of the Company are R. Bruce Stewart,
the President and a Director, Edward W. Frykman     ,, a Director, and James M.
Phillips, Jr.,  who serves as  the Corporate Secretary and as a Director.

     Mr. Stewart, age 66, has devoted much of his time from March 2003 to the present to the formation of the Company and the development of its plan of proposed operations. From March 1991 to January 1997 as the founder of Acacia Research Corporation, he served as its Chairman and President. From August 1977 to March 1991, Mr. Stewart was the President of Annandale Corporation. He was also a licensed principal of Annandale Securities, Inc., a licensed broker-dealer.

     Mr. Frykman, age 66, has been an Account Executive with Crowell, Weedon & Co. since 1992. Previously, Mr. Frykman served as Senior Vice President of L.H. Friend & Co. Both Crowell, Weedon & Co. and L.H. Friend & Co. are investment brokerage firms located in Southern California. In addition, Mr. Frykman was a Senior Account Executive with Shearson Lehman Hutton where he served as the Manager of the Los Angeles Regional Retail Office of E. F. Hutton & Co. He currently serves on the Board of Directors of Acacia Research Corporation.

     James M. Phillips, Jr., age 55, practiced corporate and securities law in Los Angeles and Orange Counties for 25 years, as an associate attorney with Gibson, Dunn & Crutcher and Paul, Hastings, Janofsky & Walker, a partner of Brobeck, Phleger & Harrison, and the founder of his own corporate securities law firm. Currently, Mr. Phillips serves, on part-time basis, as general counsel for a Southern California high technology company. He is also a principal owner and the chief financial officer of a small Southern California manufacturer of industrial firefighting equipment and military aircraft components, primarily responsible for implementing an ongoing program of growth through acquisitions.

                      DESCRIPTION OF THE EXCHANGE AGREEMENT

     Subject to the satisfaction of a number of conditions precedent described below, the Exchange Agreement provides for the issuance of 5,655,000 shares of the Company's Common Stock to acquire, in exchange therefor, all of the
5,655,000  currently shares of the common stock or Arrowhead.       In addition,
warrants to purchase 5,655,000 additional shares of the Company's Common Stock, at the priced of $1.50 per share, would be issued by the Company in exchange for warrants to purchase, at the same price per share, the same number of shares of Arrowhead's common stock.

     Among other conditions to the Closing, the Exchange Agreement provides that, immediately prior thereto, the total number of shares of the Company's Common Stock then outstanding cannot exceed 705,635 shares, the total debt of the Company shall have been reduced to not more than $150,000, and the Company shall have acquired certain technology from San Diego Magnetics, Inc. ("SDM")

     As described in more detail above under "Reasons for the Amendment," the Exchange Agreement specifies that, as a first step in reducing the number of shares of Common Stock to be outstanding immediately prior to the Closing, the Company shall have amended its Certificate of Incorporation to effect a 1-for-65 "reverse split" of it's outstanding Common Stock and a 1-for-6.5 conversion of its Series A Preferred Stock into shares of Common Stock. This would reduce from a total of 25,276,039 to a total of 389,249 (including an allocation of 440 shares for the conversion of fractional shares resulting from the conversion calculation) the number of shares of the Company's Common Stock outstanding and issuable upon conversion of the Company's Series A Preferred Stock.

     At September 30, 2003, the Company owed more than $1,800,000 to various creditors, investors, and stockholders of the Company, including $1,680,457 that was owed to Old TPR and TPR Group, Inc., the Company's principal stockholders. In an effort to obtain the debt conversions required if the Company's total indebtedness is to be reduced to $150,000 by the time of the Closing, the Company has initiated a voluntary proposal to creditors to compromise their debt in consideration of the issuance of an aggregate of 291,332 shares of the Company's Common Stock and the grant of warrants to purchase, at the price of $1.50 per share, up to an additional 633,583 shares of Common Stock.

     The Exchange Agreement also provides that, prior to Closing, the Company shall have acquired certain intellectual property from SDM. In order to satisfy this condition to the Closing, in December, 2003, the Company entered into an IP Purchase Agreement pursuant to which the Company agreed to issue to SDM an aggregate of 25,000 shares of the Company's Common Stock plus warrants to purchase, at the price of $1.50 per share, 25,000 shares of Common Stock as the purchase price for intellectual property (the "SDM Technology") specified in the IP Purchase Agreement. Additional information concerning SDM and the SDM Technology is provided below under the heading, "Information Regarding SDM".

     Additional conditions to the Closing include the requirements that (i) all of the officers and directors of the Company shall have resigned all of their respective offices, effective as of the Closing, after electing replacements that have been designated by Arrowhead, (ii) TPR Group, as the holder of the largest block of shares of Common Stock to be held by any current stockholder following the Closing, shall have entered into an agreement to limit public sales of Common Stock in consideration of the purchase of 100,000 shares of Common Stock, at the price of $1.00 per share, by a designee of Arrowhead, and
(iii) the Company shall have entered into an agreement with all recipients of Common Stock and/or warrants that were issued without registration under the Securities Act of 1933, as amended (the "Securities Act") in connection with the transactions contemplated by the Exchange Agreement, including without limitation the shareholders of Arrowhead, SDM as a seller of the SDM Technology, and the creditors who have compromised their debt (including Old TPR and TPR Group, Inc.), pursuant to which the Company shall agree to register for resale under the Securities Act, at the Company's cost and expense, all of such "unregistered" shares and warrants.

     In December 2003, Arrowhead commenced a private placement, in which it proposes to issue and sell up to 3,000,000 units, at the price of $1.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase an additional share of common stock for $1.50. The Exchange Agreement provides that the number of shares of the Company's Common Stock, and warrants to purchase shares of the Company's Common Stock issuable at the Closing will be increased, on a share for share and warrant for warrant basis, in the event that this private placement is completed prior to or following the Closing.

     Assuming that the transactions contemplated by the Exchange Agreement are consummated, all expenses of registering for resale under the Securities Act all of the Common Stock and warrants issued in connection therewith shall be paid using the funds on hand in Arrowhead. In addition, it is contemplated that Arrowhead will bear the responsibility for, and pay the costs, audit fees and other expenses of, filing all reports and documents with the Securities and Exchange Commission, including without limitation the Company's Annual Report on From 10-KSB for the year ended September 30, 2003.

     Consummation of the transactions contemplated by the Exchange Agreement, including the exchange of shares provided for therein to occur as soon at a Closing to be held as practicable after all of the conditions thereto set forth in the Exchange Agreement have been met. It currently is estimated that the Closing will occur on or before January 15, 2004.


                            INFORMATION REGARDING SDM

     SDM was incorporated in 1998 to acquire from Eastman Kodak Company ("Kodak") the assets and properties then employed by Kodak in the ownership and activities of the Kodak San Diego Laboratories, a research and development operation in San Diego, California involved in the areas of thin film, specialty micro and nano devices and detectors. In connection with the acquisition, SDM obtained a non-exclusive right and license to use, for research, development and commercial purposes, a portfolio of patents owned by Kodak (the "Kodak Patents") that had been developed by Kodak, through its Kodak San Diego Laboratories and otherwise. In addition, SDM acquired, or has subsequently developed, intellectual property for which patent protection has yet to be sought.

     TPR Group, Inc., which controls approximately 83% of the votes that can be cast by all holders of the Company's Common Stock, also owns, beneficially and of record, directly or indirectly, approximately 96% of the issued and outstanding capital stock of SDM.

     For a period of approximately five years following its formation, SDM endeavored to transform itself from the pure research and development facility that it had been under Kodak's ownership, to a consulting and product development business selling goods and services on a profit-making basis. During this 5-year period, the costs of maintaining SDM's operations, which utilized a great deal of capital test and manufacturing equipment in a large leased facility, were subsidized to a significant extent by TPR Group, Inc. With the lease of its premises expiring, and SDM unable to secure new funding to pay its creditors or to maintain its existing level of activity, it was determined in early 2003 to downsize the operation and attempt to sell certain assets of the company in order to pay some of its creditors.

     In August 2003, a portion of the intellectual property then owned by SDM, relating to currency handling products, was sold to a third party. At that time, most of the SDM employees were released by SDM to be employed by the third party. Currently, SDM retains a number of fixed assets, a customer base and customer contracts, accounts receivable, the rights in and under the Kodak Patents, and the balance of the un-patented intellectual property that was not sold to the third party. Management of SDM believes that the intellectual property assets of SDM have significant value, and is actively involved in efforts to realize that value in some manner, whether through sale, licensing or otherwise.

     Except for the efforts with respect to its intellectual property, the current activities of SDM primarily are focused on servicing selected customers, and selling certain fixed assets in order to pay its creditors

                                  OTHER MATTERS

     Management of the Company knows of no other matter that may come before the Meeting.

                              AVAILABLE INFORMATION

     The Company reports the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549 or at the Regional Offices of the Commission which are located as follows:
Northwestern  Atrium  Center,  500  West  Madison  Street,  Suite 1400, Chicago,
Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by the Company with the Commission which can be accessed over the internet at http://www.sec.gov.


                           FORWARD-LOOKING STATEMENTS

     This Information Statement, as well as documents, reports and other information filed with the Commission, may contain certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Commission in its rules, regulations and releases, which represent the Company's expectations or beliefs, including but not limited to, statements concerning the Company's operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "might," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond the company's control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other Company filings with the Commission.


                                    EXHIBITS

     1. Certificate of Amendment of Certificate of Incorporation of InterActive Group, Inc.


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